Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Zynex Inc.’s Registration Statements on Form S-3 (File Nos.  333-230128 and 333-232367) and on Form S-8 (File No. 333-220366) of our report dated February 24, 2022, relating to the December 31, 2021 consolidated financial statements which appears in Zynex, Inc.’s Form 10-K for the year ended December 31, 2021.

/s/ Plante & Moran PLLC
March 21, 2022
Denver, CO